Exhibit 10.1

PERFORMANCE INCENTIVE BONUS AGREEMENT

THIS PERFORMANCE INCENTIVE BONUS AGREEMENT (this “Agreement”), dated July 15, 2026 (the “Effective Date”), is by and between TEN Holdings, Inc. (the “Company”), and Virgilio Torres (“Executive”).

WHEREAS, the Company’s Board of Directors (the “Board”) has approved an increased compensation package for Executive, effective upon the closing of the Company’s S-1 financing transaction;

WHEREAS, as previously approved by the Board, the Company desires to enter into this Agreement to incentivize Executive and to further align the Company performance goals with Executive’s compensation; and

WHEREAS, in consideration of the foregoing, the Company and Executive desire to enter this Agreement consist with the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Incentive Bonus. Subject to the terms as outlined herein, Executive shall be eligible to receive a lump sum, cash payment equal to two hundred thousand dollars ($200,000), less applicable withholdings (the “Performance Bonus”) upon the Company’s achievement of one of the following milestones (the “Milestones”), in each case prior to December 31, 2027 (or, in the case of Milestone #3, December 31, 2026, as applicable the “Cut Off Date”):

1.1 Milestone #1. From and after the Effective Date, the Company secures at least $5 million in capital investments from third parties which are unaffiliated with the Company as of immediately prior to the investment. Achievement of Milestone #1 shall be based on the aggregate capital investments made into the Company following the Effective Date.

1.2 Milestone #2. From and after the Effective Date, the Company completes a Strategic Acquisition. For purposes of this Agreement, the term “Strategic Acquisition” means the consummation of any acquisition, whether by merger, purchase of substantially all assets, stock purchase or any similar transaction, by the Company or any of its subsidiaries that the Board determines, in good faith and based on financial information reasonably available at the time of such determination, are accretive to both revenue (determined in accordance with GAAP) and adjusted EBITDA. In making its determination, the Board may take into account purchase accounting adjustments, transaction and integration costs, anticipated cost savings and synergies, financing costs, divestitures, discontinued operations, changes in accounting principles, and other unusual, nonrecurring or extraordinary items, in each case to the extent and in the manner determined by the Board to be appropriate and consistent with the purposes of this Agreement.

1.3 Milestone #3. Determined as of a date prior to December 31, 2026, the Company achieves a market capitalization of at least $15 million.

1.4 Determination of Milestone Achievement. Whether a Milestone is achieved prior to the applicable Cut Off Date shall be determined in the sole discretion of the Board, with such determination made promptly following the purported achievement of a Milestone (such date, the “Milestone Achievement Date”). Any such determination shall be reflected in the meeting minutes of the Board when Executive’s achievement of the Milestones is discussed.

1.5 Termination of Employment. Notwithstanding anything else in this Agreement, if Executive’s employment is terminated by Executive or the Company, for any reason or no reason, prior to the Milestone Achievement Date, Executive’s right to receive the Performance Bonus shall be immediately forfeited and no portion thereof shall be payable to Executive by the Company.

2. Time and Form of Payment. The Performance Bonus, if earned in accordance with the terms of this Agreement, shall be paid in a lump sum within thirty (30) days following the Milestone Achievement Date.

3. Withholding. The Performance Bonus payable to Executive under this Agreement shall be subject to all income and other employment tax withholding and reporting required by federal, state or local law with respect to compensation paid by a corporation to an employee. Executive shall be responsible for all taxes applicable to amounts payable under this Agreement.

4. Release. Executive’s right to receive the Performance Bonus is conditioned upon Executive’s (or, in the case of Executive’s death, the executor, administrator, or personal representative of Executive’s estate’s) execution and nonrevocation of a release within thirty (30) days following the Milestone Achievement Date, such release in form and substance satisfactory to the Company, releasing the Company, its shareholders, and their respective affiliates, successors and assigns from any and all claims related to or arising from actions, failures to act, matters, causes, events, or things occurring or existing at any time that are known or should have been known prior to the payment of the Performance Bonus.

5. Representations and Warranties of Executive. Executive hereby represents, warrants and covenants to the Company that Executive has had a reasonable time and opportunity to consult with Executive’s financial, legal and other advisors, if desired, before executing this Agreement, and Executive understands that Executive must rely solely on his advisors and not on any statements or representations made by the Company or any of the affiliates, agents or representatives of the Company, and that Executive will be solely responsible for any tax liability that may arise as a result of the payment of the Performance Bonus, including under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

6. Compliance with Code Section 409A. The parties intend that this Agreement and the payment of the Performance Bonus provided for under this Agreement be excluded from the scope of Section 409A of the Code under the “short-term deferral rule,” and the terms and provisions of this Agreement will be interpreted in a manner consistent with that intent. However, to the extent that any amounts paid or payable under this Agreement are or may be deferred compensation within the meaning of Section 409A of the Code, the parties intend that this Agreement comply with Section 409A of the Code, including the Treasury Regulations and any other guidance provided with respect to Section 409A of the Code, and in such case, the terms and provisions of this Agreement will be interpreted to comply with the requirements of Section 409A of the Code, to the extent necessary. Notwithstanding the foregoing or anything else in this Agreement to the contrary, none of the Company, its shareholders, any of their respective affiliates, or any of the foregoing’s respective employees, agents or representatives represents that this Agreement complies with or is exempt from Section 409A of the Code, and none of the foregoing shall have any liability to Executive or any other person for any failure to comply with Section 409A of the Code.

7. No Contract of Employment or Independent Contractor Relationship. Nothing contained in this Agreement will be construed to constitute a contract of employment or an independent contractor relationship between Executive and the Company, and nothing in this Agreement will give Executive the right to be retained in the employ of, or in an independent contractor relationship with, the Company, or to interfere with the right of the Company to discharge Executive or terminate Executive’s independent contractor relationship, or the right of Executive to resign or terminate the employment relationship at any time without regard to the effect such discharge, termination or resignation might have on Executive under this Agreement.

8. Miscellaneous. This Agreement may be amended only in a writing signed by both Executive and the Company. This Agreement may not be assigned by a party without the written consent of the other party. This Agreement constitutes the final, complete and exclusive agreement between the parties with respect to the matters set forth herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by an officer, employee or representative of any party hereto. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns. This Agreement will be governed, construed, administered, and regulated in accordance with the laws of the State of Pennsylvania, without regard to the principles of conflicts of law. This Agreement may be executed in counterparts (including by facsimile, “.pdf”, DocuSign or other similar electronic transmission), each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

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In Witness Whereof, the parties have executed this Agreement as of the date first above written.

COMPANY:

TEN Holdings, Inc.

By:	/s/ Virgilio Torres
Name:	Virgilio Torres
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Virgilio Torres
Virgilio Torres